Exhibit 10.46.1
CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

WEYERHAEUSER BUILDING MATERIALS	ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.
Wood-Plastic Composite
Decking Agreement
THIS AGREEMENT (this “Agreement”) made as of August 23, 2004, by and between Weyerhaeuser Company, Weyerhaeuser Building Materials (“WBM”) and Advanced Environmental Recycling Technologies, Inc. (“AERT”).
BACKGROUND
A.	The parties have entered into that certain ChoiceDek® Products Agreement dated as of December 21, 2001 (the “2001 Agreement”).

B.	The parties have entered into that certain Reload/Storage Agreement for Weyerhaeuser ChoiceDek® Products dated as of October 1, 2002 (the “Reload Agreement”), a copy of which is attached hereto as Exhibit A.

C.	It is anticipated that AERT’s planned increases in production and production capacity of wood-plastic composite decking and decking accessories will be more than WBM’s ability to sell such products and AERT desires to be able to sell such products to others than WBM under brands other than ChoiceDek ®.

D.	While WBM desires to continue to purchase quantities of wood—plastic composite decking and decking accessories from AERT; AERT understands that WBM desires to be able to purchase such products from multiple suppliers.

E.	Thus, the parties desire (i) to terminate the 2001 Agreement and replace such agreement with this Agreement and (ii) for the Reload Agreement to remain in full force and effect.
THEREFORE, the parties hereby agree as follows:

Scope.
A.	Lowe’s Relationship.
1)	Subject to the terms and conditions of this Agreement, WBM agrees to buy exclusively from AERT all of WBM’s requirements for resale to Lowe’s Companies, Inc. (“Lowe’s”) of wood-plastic composite decking products and decking accessories listed in Exhibit B, sold under the Weyerhaeuser ChoiceDek® trademark (hereinafter these products so branded are referred to as “ChoiceDek® Products”), and AERT shall manufacture and supply such requirements.

2)	In the event that Lowe’s and its affiliates reduce the volume of ChoiceDek® purchases by [**] or more (of the minimum Contract Year volume established in Section 3B of this agreement) then the volume of ChoiceDek® Products to be purchased by WBM under this Agreement for the Contract Year in which such action by Lowe’s occurs shall be reduced accordingly.

3)	In the event that Lowe’s and its affiliates discontinue purchasing ChoiceDek® Products from WBM for any reason, then WBM shall be free to terminate this Agreement at the end of the Contract year in which such action by Lowe’s occurs.

4)	Should Lowe’s discontinue purchasing ChoiceDek ® products from WBM, AERT and WBM agree to meet, without obligation, in order to explore other ChoiceDek ® sales options.
B.	Trademark

AERT understands and agrees that ChoiceDek® is a registered trademark owned by Weyerhaeuser Company. AERT agrees that it will not use the ChoiceDek® mark other than as directed by Weyerhaeuser on products sold to Weyerhaeuser. AERT further agrees that it shall not publicize or advertise that AERT manufactures ChoiceDek® Products except as approved by Weyerhaeuser.

C.	Other Markets and Products.

The parties agree that during the term of this Agreement, AERT shall be entitled to manufacture and/or sell wood-plastic composite decking and decking accessories, other than products bearing the ChoiceDek® trademark, under a private label or different brand name or label to any person or entity. The parties agree that during the term of this Agreement, WBM shall be entitled to purchase wood-plastic composite decking and decking accessories for sale to customers other than Lowe’s from AERT and/or any other manufacturer.
2.	Product Development.
A.	AERT agrees to provide WBM exclusive colors and profiles of ChoiceDek® Premium Products for WBM to sell to Lowe’s in the Lowe’s territory, and such exclusive colors and profiles are listed in Exhibit B. WBM shall have first right of refusal for an exclusive for ChoiceDek® Products for sale to Lowe’s on any new colors and profiles of decking products that AERT might develop during the term of this Agreement; provided that, at such time, WBM is not in breach of this Agreement. WBM is obligated to respond in writing to such offers from AERT within sixty (60) days of receipt of product design specifications, cost estimates, and prototypes. WBM’s failure to so notify AERT within such sixty (60) day period shall be deemed WBM’s refusal thereof and AERT shall be entitled to sell such products to any person or entity.

B.	To help ensure timely deliveries of ChoiceDek® Products to WBM, AERT shall produce a reasonable inventory of finished ChoiceDek® Products at its producing locations (reference the “Reload Agreement attached hereto as Exhibit A). Said production will be based upon a mutually
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agreed upon strategic inventory plan which will be implemented and finalized by [**] of each calendar year for the following year. ChoiceDek® Products will be maintained by AERT based upon a production schedule mutually agreed upon by AERT and WBM, taking into consideration WBM’s minimum purchase requirements established in accordance with the provisions of this Agreement. Such inventories shall be shipped in good condition and not weathered. Further, AERT will rotate inventories so that no high volume ChoiceDek® Products item remains in inventory longer than three (3) months.
3.	Minimum Purchase Requirements.
B.	During 2004 WBM shall purchase from AERT a minimum of [**] truckloads ([**]) of ChoiceDek® Products, subject to Section 1 of this Agreement.

C.	On or before September 30 of each Contract Year during the term of this Agreement, AERT and WBM shall establish in writing the minimum volume ([**]) of ChoiceDek® Products to be purchased by WBM from AERT during the next Contract Year. In the event that AERT and WBM are unable to reach an agreement as to the minimum volume (by truckload) of ChoiceDek® Products for any Contract Year on or before December 31 of the immediately preceding Contract Year, the minimum volume of ChoiceDek® Products shall be [**] of ChoiceDek® Products. WBM shall be obligated to purchase during such Contract Year the minimum volume of ChoiceDek® Products established by AERT and WBM, subject to the terms and conditions in Section 1 and elsewhere in this Agreement. AERT reserves the right to manufacture and/or supply and make available for purchase by WBM a volume of ChoiceDek® Products which is [**] in excess of the minimum volume of ChoiceDek® Products established by AERT and WBM for such Contract Year.

D.	In the event WBM desires to purchase from AERT during any Contract Year ChoiceDek® Products in excess of the volume of ChoiceDek® Products forecast to be purchased by WBM for such Contract Year pursuant to WBM’s strategic inventory plan delivered to AERT in writing, AERT shall use commercially reasonable efforts to manufacture and/or supply such excess volume of ChoiceDek® Products to WBM. Provided, however, AERT shall not be obligated to supply an excess volume more than [**] greater than the minimum volume unless AERT otherwise agrees. In the event AERT advises WBM in writing that it is unable to fulfill any request by WBM for such excess volume of ChoiceDek® Products, AERT shall have [**] to provide a solution for increasing supply or WBM shall have the right, notwithstanding the exclusivity provisions set forth in Section 1 of this Agreement, to purchase any such excess volume of ChoiceDek® Products from alternate suppliers.
4.	Pricing.
D.	The initial prices for the ChoiceDek® Products to be purchased under this Agreement shall be as set forth on Exhibit D attached hereto. The prices do not include sales, use, excise or other taxes, all of which shall be paid by WBM to AERT. If WBM is exempt from any such taxes, it shall provide AERT with evidence of such exemptions.

E.	On or before [**] of each Contract Year during the term of this Agreement, AERT and WBM shall establish in writing the prices for the ChoiceDek® Products for the next Contract Year. Pricing shall be established through good faith discussions and reasonable determination between the parties with the primary factors being market demand and costs of competitive products, but also considering costs of raw materials, additive requirements and production costs.

F.	AERT must give thirty (30) days notice when requesting to increase prices to WBM, but any proposed increase is subject to written acceptance by WBM (based upon Lowe’s acceptance of such increase). With respect to new ChoiceDek® Products, the price shall be subject to agreement between AERT and WBM, based upon the additional costs involved with producing said product.
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G.	Prices are F.O.B. AERT production plant or inventory storage facility, as applicable, unless otherwise noted at the time of order. Title to all ChoiceDek® Products passes to WBM upon delivery thereof to the transportation company at the AERT production plant or inventory storage facility, as applicable. AERT shall maintain insurance on the ChoiceDek® Products until delivery thereof to the transportation company. After delivery of the ChoiceDek® Products to the transportation company, all risk of loss, damage or destruction of the ChoiceDek® Products shall be borne by WBM.
5.	Term and Termination.
G.	The initial term of this Agreement shall be three (3) years, commencing January 1, 2004 and ending on December 31, 2006, unless earlier terminated in accordance with the terms hereof. As used in this Agreement, a “Contract Year” shall be a calendar year. This agreement shall automatically renew for one contract year unless either party has notified the other part of its intention to terminate this agreement by September 1, 2006 or by September 1 of each succeeding contract year.

H.	Notwithstanding the foregoing, in the event that a party is in default of its obligations under this Agreement, the party not in default shall give the party in default written notice of the default. In the event that the default is not cured within a reasonable time (not exceeding sixty (60) days) from the notice of default (unless the default is not susceptible to cure within such sixty (60) days, in which case the non-defaulting party may not terminate this Agreement if the defaulting party has commenced to cure such default within such sixty (60) day period and thereafter diligently pursues the same, provided that such default is cured no later than ninety (90) days after notice thereof is delivered) or if the party receiving the notice disputes that it is in default, the parties shall engage senior officials of each party to meet in a good faith effort to resolve the dispute. In the event such meetings do not resolve the dispute, the parties agree to enter into binding arbitration before the American Arbitration Association (AAA) under the commercial rules of the AAA. The site of the arbitration shall be Denver, Colorado. The award of the arbitrator shall be in writing, shall be final and binding on the parties to this Agreement and shall not be appealable from or contested in any court, and any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party shall bear its own costs of arbitration and one-half of the fees and expenses of the AAA and the Arbitrator.

I.	In addition, either party may terminate this Agreement at any time upon notice to the other party of the occurrence of any of the following:
1)	The other party attempts to assign this Agreement or any rights hereunder or any obligations hereunder, except as permitted in this Agreement.

2)	The other party ceases to function as a going concern, ceases to conduct its operations in the normal course of business, ceases to pay its debts as they become due or becomes insolvent.

3)	Any proceeding is brought or filed by or against the other party seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief with respect to any present or future bankruptcy laws; provided, however, that in the event any such proceeding is brought or filed on an involuntary basis, the party shall have ninety (90) days to cause such proceeding to be dismissed.
J.	Upon termination of this Agreement, the parties shall have the following rights and obligations:
3)	Termination of this Agreement shall not release either party from the obligation to make payment of all amounts then or thereafter due and payable.
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4)	All provisions of this Agreement which are either expressly or by their nature and meaning intended to survive the termination of this Agreement, shall survive the termination of this Agreement.

5)	WBM shall be entitled to purchase any products which are the same or substantially similar to the ChoiceDek® Products from any other person or entity.

6)	AERT shall be entitled to manufacture and/or supply any products which are the same or substantially similar to the ChoiceDek® Products to any other person or entity, including, without limitation, any Weyerhaeuser Customer Service Center, but may not use the ChoiceDek® trademark.

7)	The parties’ right of termination shall be in addition to, and not in lieu of, any other rights or remedies available to the non-defaulting party at law or in equity.
6.	Force Majeure.
H.	Force Majeure shall mean any event or condition, other than an obligation of payment, not existing as of the date of execution of this Agreement, not reasonably foreseeable as of such date and not reasonably within the control of either party, which prevents in whole or in material part the performance by one of the parties of its obligations hereunder or which renders the performance of such obligations so difficult or costly as to make such performance commercially unreasonable. Without limiting the foregoing, the following shall constitute events or conditions of Force Majeure: acts of God, acts of civil or military authority, riots, disturbance, war, strikes, lockouts, slowdowns, epidemics, fire, flood, hurricane, typhoon, earthquake, lightning and explosion. It is in particular expressly agreed that any refusal or failure of any governmental authority to grant any license or authorization legally required for the fulfillment by AERT of its obligations hereunder shall constitute an event of Force Majeure.

I.	Upon giving notice to the other party, a party affected by an event of Force Majeure shall be released without any liability on its part from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure. Such notice shall include a description of the nature of the event of Force Majeure and its cause and possible consequences. The party claiming Force Majeure shall promptly notify the other party of the termination of such event.

J.	The party invoking Force Majeure shall provide to the other party confirmation of the existence of the circumstances constituting Force Majeure. Such evidence may consist of a statement or certificate of an appropriate governmental department or agency where available or a statement describing in detail the facts claimed to constitute Force Majeure.

K.	During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations hereunder to the extent that such suspension is commercially reasonable, except the obligation for payment of amounts then due and payable.
7.	Terms of Payment.
K.	Standard payment terms are as follows (subject to the special arrangements set forth in the Reload Agreement):
1)	[**]

2)	[**].
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L.	Prompt payment discounts may be taken on all payments postmarked within the prompt payment days. When the last day of the prompt payment period falls on a weekend or a holiday, the next business day will be used for purposes of eligibility for prompt payment discounts.

M.	Any unearned prompt payment discounts are to be re-invoiced to WBM by AERT. Such invoices are due within three (3) business days of receipt and are not eligible for prompt payment discounts.

N.	Mailing address for WBM invoices:

[**]

O.	WBM is responsible for freight arrangements for shipments to Vendor Managed Inventories (“VMI”) unless otherwise indicated at time of order.

P.	Weyerhaeuser and AERT may agree on special terms and/or services that may result in updated and/or revised payment terms. Both parties acknowledge that such an agreement currently is in place where AERT provides inventory management and storage services in exchange for modified terms of payment from WBM.

Q.	[**].
8.	Co-op Marketing Funds; Samples; Merchandising.
Q.	WBM and AERT agree to the following co-op funding.
1)	[**].

2)	[**].
R.	Except as set forth below, ChoiceDek® Products specifically intended for use as samples, displays, or in other merchandising initiatives (or otherwise agreed to by AERT) shall be provided by AERT at no cost to WBM. This material will not apply toward agreed upon minimum purchase requirements or marketing co-op funds.

S.	Periodically AERT may extend special discounts, terms or other special promotions or items to WBM. These may include, but are not limited to, extended terms, sales incentives or seasonal purchase opportunities. Any special discounts or terms are to be clearly indicated on AERT’s invoices to WBM.
9.	Product Quality; Warranty; Claims; Indemnification.
S.	AERT warrants all products WBM purchases from AERT in accordance with AERT’s standard warranty on such products. WBM is authorized to pass such warranties through to its customers and WBM’s customers are authorized to pass them through to customers and users of such products. A copy of the AERT’s standard warranty(s) is attached hereto as Exhibit E. AERT will not make any changes to the warranty(s) without WBM’s prior written approval.

T.	AERT warrants that all products sold to WBM will be free of defects in materials and workmanship, suitable for use in residential and commercial decking applications, and will comply with all Quality Assurance manuals submitted by AERT in connection with AERT’s obtaining of building code and other relevant industry acceptances and/or evaluations.

U.	AERT shall retain the services of an independent, third party quality assurance service (such as PFS) to monitor the quality of AERT’s production. Any reports submitted by such service shall be
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available to WBM on a reasonable request basis. Such requests for records and related Quality Assurance information will be mailed to WBM within five (5) business days after receipt by AERT.

V.	With respect to claims, the following describes the general procedure for handling claims:
1)	AERT and WBM recognize that quick and fair resolution is critical in the event of claims.

2)	In the event of any claim, WBM and AERT will use the following process to resolve it quickly and effectively:
(a)	WBM Customer Service Center representatives will inspect and submit such claim on the then current AERT claim form.

(b)	Pictures must be provided before an AERT representative will personally inspect the claim.

(c)	[**].

(d)	[**].

(e)	[**].

(f)	[**].
W.	AERT will buy back from WBM and WBM’s customers (at delivered cost) any products that, because of failure to conform to AERT’s warranties, cannot be sold at full value. A buy back shall not limit any other obligations of AERT; provided, however, that notwithstanding the foregoing, in no event shall AERT be liable for any liabilities, costs, expenses or damages, including, without limitation, any buy back obligation as a result of such products not having been properly stored, transported, handled, installed, maintained, repaired or having been modified or altered.

X.	AERT shall be liable for and shall defend, indemnify and hold WBM and its contractors, agents, and employees harmless from and against all liabilities, costs, expenses and charges, including reasonable attorneys’ fees, and any and all claims, suits, actions, demands and proceedings of whatsoever nature and kind, as may be instituted or made against WBM, its contractors, agents and employees, arising from or relating to the quality of or any defect in material or workmanship of any products purchased by WBM from AERT which exists at the time of delivery to the transportation company or that develops under normal use or any negligent or willful act or omission of AERT its contractors, agents or employees (excluding any claim alleging negligent or faulty installation, maintenance or repair of such products). In the event of any litigation brought against WBM and arising out of and in any way connected with any of the above events or claims, against which AERT agrees to defend WBM, AERT shall vigorously resist and defend such litigation through counsel of its choice and WBM shall fully cooperate therewith.

Y.	WBM shall be liable for and shall indemnify and hold AERT and its contractors, agents and employees harmless from and against all liabilities, costs, expenses and charges, including reasonable attorneys’ fees, and any and all claims, suits, actions, demands and proceedings of whatsoever nature and kind, as may be instituted or made against AERT, its contractors, agents or employees, arising from or relating to any negligent or willful act or omission of WBM, its contractors, agents or employees. In the event of any litigation brought against AERT and arising out of and in any way connected with any of the above events or claims, against which WBM agrees to defend AERT, WBM shall vigorously resist and defend such litigation through counsel of its choice and AERT shall fully cooperate therewith.

Z.	AERT shall obtain and maintain insurance coverage as specified in the Insurance Requirements described in Exhibit F.
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AA.	EXCEPT AS PROVIDED IN THIS SECTION 9 AND IN SECTION 10, AERT HEREBY EXPRESSLY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, QUALITY, CONDITION, TITLE, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE CHOICEDEK® PRODUCTS OR THEIR OPERATION OR PERFORMANCE. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR BUSINESS INTERRUPTIONS) RESULTING FROM OR ARISING OUT OF THIS AGREEMENT, ANY ORDER OR THE PERFORMANCE OF ANY WORK OR SERVICES, HOWEVER SAME MAY BE CAUSED, INCLUDING THE NEGLIGENCE OR FAULT OF ANY PARTY OR PARTIES AND WHETHER OR NOT WITHIN THE CONTEMPLATION OF THE PARTIES BEFORE, AFTER OR ON THE EFFECTIVE DATE OF THIS AGREEMENT AND/OR THE APPLICABLE ORDER.

J.	The liability of AERT, if any, and WBM’s sole and exclusive remedy for damages for any claim of any kind whatsoever with respect to any ChoiceDek® Products, regardless of legal theory, shall not be greater than the actual purchase price for such product, except with respect to AERT’s indemnification obligations, if any, under section 9.f as to claims of third parties.
10.	Patents and Patent Indemnity.
A.	AERT presently holds 16 U.S. and Canadian Patents on recycling plastic and decking materials including: U.S. Patent 5759680

B.	AERT will use commercially reasonable efforts to obtain additional U.S. and Canadian Patents on decking materials.

C.	AERT represents and warrants that, to the best of its knowledge, its products and processes do not infringe any intellectual property rights (including, but not limited to, patent rights, trademark rights and copyrights) of any third party which are effective in the Lowe’s Territory. AERT will indemnify, defend and hold harmless WBM from and against any claims that any such products or processes so infringe. AERT’s obligations pursuant to this Section 10 shall not apply to the extent that there would have been no infringement or misappropriation but for the use of the ChoiceDek® Products or process relating thereto in combination with the equipment, materials, processes or methods of WBM, or modifications to the ChoiceDek® Products or related processes by or at the request of WBM. If AERT believes that the ChoiceDek® Products may or are involved in any infringement claim or action, AERT shall, at its own expense, use commercially reasonable efforts to: (1) procure for WBM the right to continue using such product; or (2) modify the product to become non-infringing; or (3) replace the product with equally suitable, compatible and functionally equivalent non-infringing product at no additional charge to WBM. WBM shall have the right to participate, at its own cost and expense, in the defense of any suit or proceeding identified in Section 10 through counsel of its own choosing.
11.	Code Evaluations and Approvals.
C.	AERT is committed to secure necessary code and relevant industry usage evaluations or approvals (as example: National Evaluation Reports or other evaluations that meet the requirements of model building codes and the International Building Code) so that ChoiceDek® Products manufactured by AERT may be competitively marketed.

D.	AERT will utilize internal and commercially reasonably available external resources to provide product and technical data required for various testing and evaluation processes.

E.	WBM will make the services of its Weyerhaeuser Technology Center and a professional engineer [**] reasonably available to support AERT’s code evaluation processes. AERT will reimburse WBM
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for WBM’s reasonable cost (including loaded salary costs) of providing these services to AERT on mutually agreed upon projects.

F.	AERT will also be using outside approved and certified testing laboratories for the testing and evaluation processes.

G.	Application submittal and other costs associated with securing code evaluations and/or approvals will be mutually agreed upon in good faith during the annual planning and review session conducted by WBM and AERT representatives during the fourth quarter of each Contract Year.
12.	“Pass-Through” Obligations.
G.	As a result of programs that WBM enters into with customers, WBM may be expected to meet specific shipping and/or delivery requirements and/or restrictions as a basis for doing business with that customer. AERT, in its role as the manufacturer of the ChoiceDek® Products, to the extent commercially reasonable, agrees to satisfy any lawful requirements of these programs applicable to the manufacturer of such ChoiceDek® Products; provided that the foregoing shall not apply to any ChoiceDek® Products which are not decking products.

H.	All requirements of such agreements and expectations that WBM passes through to AERT will be mutually agreed upon in good faith by WBM and AERT in writing.

I.	[**].
13.	Notices.

Any notices required or permitted to be given hereunder shall be in writing and sent by to the party receiving notice by (i) US registered mail, return receipt requested, postage prepaid, (ii) reputable overnight courier service (such as FedEx or Airborne) for next business day a.m. delivery, all fees prepaid, or (iii) by fax transmission with telephone verification of receipt, as follows:

To WBM: [**]

To AERT: [**]

Notices given by US registered mail shall be deemed given three (3) business days after mailing. Notices given by overnight courier shall be deemed given on the first business day after delivery to the courier in time for next business day a.m. delivery. Notices given by fax shall be deemed given the first business day after the sender obtains telephone verification of receipt.

14.	Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Washington, without giving effect to its conflicts of laws and rules.

15.	Collateral Assignment.

16.	WBM acknowledges that AERT is obligated to assign its rights to payments hereunder to a lender, bank or trustee, including, without limitation an assignment to Regions Bank (the “Trustee”), as trustee under an Indenture of Trust, dated as of October 1, 1999, as amended (the “Indenture”) between the City of Springdale, Arkansas, the First National Bank of Springdale, as trustee, which trustee has been succeeded to in interest by the Trustee, and WBM acknowledges and consents to such collateral assignment. Following notice to WBM of any such assignment, this Agreement may not be amended or modified without the express written consent of the
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Trustee or any successor trustee. In addition, WBM consents to references to this Agreement in any official statement, limited offering memorandum, reoffering memorandum or similar document prepared in connection with the remarketing or sale of the City of Springdale, Arkansas, Industrial Development Revenue Bonds (Advanced Environmental Recycling Technologies, Inc. Project) Series 1999A, issued and secured pursuant to the Indenture.

17.	Execution of Counterparts.

This Agreement may be executed in counterparts, each of which will be considered an original agreement, but all of which shall constitute one and the same instrument.

18.	Miscellaneous.
A.	This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever. Neither party, nor any of its directors, officers, partners, shareholders, associates, employees, agents or affiliates is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. In fulfilling its obligations pursuant to this Agreement, each party, shall be acting as an independent contractor.

B.	Neither party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other party. Any prohibited assignment shall be null and void. Except as expressly set forth in this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

C.	This Agreement, including the exhibits attached hereto and incorporated as an integral part of this Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all previous agreements by and between AERT and WBM, other than the Reload Agreement, as well as all proposals, oral or written, and all negotiations, conversations or discussions heretofore had between the parties related to this Agreement. All of the terms, provisions and conditions of the Reload Agreement are hereby ratified and confirmed and shall remain unchanged and in full force and effect. The 2001 Agreement shall terminate effective on the 12th day of October, 2004.

D.	This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by written amendment signed by the parties hereto.

E.	This Agreement is confidential and no party shall issue press releases or engage in other types of publicity of any nature, dealing with the commercial and legal details of this Agreement without the other party’s prior written approval. In such event, the publishing party shall furnish a copy of such disclosure to the other party.

F.	In the event that any of the terms of this Agreement are in conflict with any rule of law or statutory provision or are otherwise unenforceable under the laws or regulations of any government or subdivision thereof, such terms shall be deemed stricken from this Agreement, but such invalidity or unenforceability shall not invalidate any of the other terms of this Agreement and this Agreement shall continue in force, unless the invalidity or unenforceability of any such provisions hereof does substantial violence to, or where the invalid or unenforceable provisions comprise an integral part of, or are otherwise inseparable from, the remainder of this Agreement.

G.	Any of the terms, covenants or provisions of this Agreement may be waived only by a written instrument signed by the party to this Agreement entitled to the benefit thereof waiving compliance. No waiver by such party of any term, covenant or provision contained in this Agreement, in any one
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or more instances, shall be construed as a further or continuing waiver of any such term, condition or provision or a waiver of any other term, covenant or provision set forth in this Agreement.

WEYERHAEUSER COMPANY		ADVANCED ENVIRONMENTAL RECYCLING
TECHNOLOGIES, INC.

By	/s/ David T. Still	By	/s/ Joe G. Brooks

Print Name David T. Still		Print Name Joe G. Books

Title	V.P. Building Materials	Title	Chairman

CONSENT GIVEN:

REGIONS BANK as Trustee

By	/s/ Bill Barber

Print Name Bill Barber

Title Vice President
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